Exhibit 99.5

INDEX TO DISC’S CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2021 and year ended December 31, 2020

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Stockholders and Board of Directors of Disc Medicine, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Disc Medicine, Inc. (the Company) as of December 31, 2020 and 2021, the related consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2021, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2020.

Boston, Massachusetts

March 25, 2022

DISC MEDICINE, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	December 31,
	2020	2021
Assets
Current assets:
Cash and cash equivalents	$25,825	$88,036
Prepaid expenses and other current assets	365	2,448
Total current assets	26,190	90,484
Property and equipment, net	70	106
Right-of-use assets, operating leases	1,056	1,641
Other assets	61	180
Total assets	$27,377	$92,411
Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$588	$2,559
Accrued expenses	2,437	4,096
Derivative liability	—	6,450
Operating lease liabilities, current	199	319
Total current liabilities	3,224	13,424
Operating lease liabilities, non-current	850	1,334
Total liabilities	4,074	14,758
Commitments and contingencies (Note 13)
Series Seed convertible preferred stock, $0.0001 par value; 5,000,000 shares authorized, issued and outstanding as of December 31, 2020 and 2021 (liquidation preference of $5,000 as of December 31, 2020 and 2021)	2,350	2,350
Series A convertible preferred stock, $0.0001 par value; 41,666,666 shares authorized, issued and outstanding as of December 31, 2020 and 2021 (liquidation preference of $50,000 as of December 31, 2020 and 2021)	49,762	49,762
Series B convertible preferred stock, $0.0001 par value; no shares authorized, issued or outstanding, as of December 31, 2020; 37,499,999 shares authorized, issued and outstanding as of December 31, 2021 (liquidation preference of $90,000 as of December 31, 2021)	—	89,744
Stockholders’ deficit:
Common stock, $0.0001 par value; 70,000,000 and 108,108,833 shares authorized as of December 31, 2020 and 2021, respectively; 7,924,528 and 8,390,438 shares issued December 31, 2020 and 2021, respectively; and 7,696,947 and 8,297,664 shares outstanding as of December 31, 2020 and 2021, respectively	1	1
Additional paid-in capital	610	1,185
Accumulated deficit	(29,420)	(65,389)
Total stockholders’ deficit	(28,809)	(64,203)
Total liabilities, convertible preferred stock and stockholders’ deficit	$27,377	$92,411

The accompanying notes are an integral part of these consolidated financial statements.

DISC MEDICINE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share data)

	Year Ended December 31,
	2020	2021
Operating expenses:
Research and development	$18,020	$25,170
General and administrative	2,956	5,763
Total operating expenses	20,976	30,933
Loss from operations	(20,976)	(30,933)
Other income (expense), net:
Interest income	40	14
Change in fair value of derivative liability	—	(5,050)
Total other income (expense), net	40	(5,036)
Net loss and comprehensive loss	$(20,936)	$(35,969)
Net loss attributable to common stockholders—basic and diluted	$(20,936)	$(35,969)
Weighted-average common shares outstanding—basic and diluted	6,930,451	8,014,679
Net loss per share attributable to common stockholders—basic and diluted	$(3.02)	$(4.49)

The accompanying notes are an integral part of these consolidated financial statements.

DISC MEDICINE, INC.

CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK

AND STOCKHOLDERS’ DEFICIT

(In thousands, except share and per share data)

	Convertible Preferred Stock
	Series Seed $0.0001 Par Value		Series A $0.0001 Par Value		Series B $0.0001 Par Value		Common Stock $0.0001 Par Value		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2019	5,000,000	$2,350	12,499,999	$14,783	—	$—	5,499,137	$1	$262	$(8,484)	$(8,221)
Issuance of Series A convertible preferred stock, net of issuance costs of $21	—	—	29,166,667	34,979	—	—	—	—	—	—	—
Vesting of common stock issued to AbbVie (Note 7)	—	—	—	—	—	—	2,041,667	—	224	—	224
Issuance of common stock upon exercise of stock options	—	—	—	—	—	—	12,295	—	1	—	1
Vesting of restricted common stock	—	—	—	—	—	—	143,848	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	—	—	123	—	123
Net loss	—	—	—	—	—	—	—	—	—	(20,936)	(20,936)
Balance at December 31, 2020	5,000,000	$2,350	41,666,666	$49,762	—	$—	7,696,947	$1	$610	$(29,420)	$(28,809)
Issuance of Series B convertible preferred stock, net of issuance costs of $256	—	—	—	—	37,499,999	89,744	—	—	—	—	—
Issuance of common stock upon exercise of stock options	—	—	—	—	—	—	465,910	—	68	—	68
Vesting of restricted common stock	—	—	—	—	—	—	134,807	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	—	—	507	—	507
Net loss	—	—	—	—	—	—	—	—	—	(35,969)	(35,969)
Balance at December 31, 2021	5,000,000	$2,350	41,666,666	$49,762	37,499,999	$89,744	8,297,664	$1	$1,185	$(65,389)	$(64,203)

The accompanying notes are an integral part of these consolidated financial statements.

DISC MEDICINE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2020	2021
Cash flows from operating activities
Net loss	$(20,936)	$(35,969)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation and amortization	20	32
Stock-based compensation	123	507
Change in fair value of derivative liability	—	5,050
Noncash license expense	224	1,400
Noncash lease expense	100	160
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(261)	(1,366)
Other assets	—	(64)
Accounts payable	(510)	1,315
Accrued expenses	1,365	1,542
Operating lease liabilities	(91)	(141)
Net cash used in operating activities	(19,966)	(27,534)
Cash flow from investing activities
Purchases of property and equipment	(77)	(68)
Net cash used in investing activities	(77)	(68)
Cash flow from financing activities
Proceeds from issuance of convertible preferred stock, net of issuance costs	34,979	89,861
Proceeds from stock option exercises	1	68
Net cash provided by financing activities	34,980	89,929
Net increase in cash, cash equivalents and restricted cash	14,937	62,327
Cash, cash equivalents and restricted cash, beginning of period	10,949	25,886
Cash, cash equivalents and restricted cash, end of period	$25,886	$88,213
Supplemental cash flow information
Cash paid for income taxes	$—	$—
Supplemental disclosure of non-cash activities
Purchases of property and equipment included in accounts payable and accrued expenses	$—	$10
Right-of-use assets obtained in exchange for new operating lease liabilities	$1,156	$1,670
Decrease in right-of-use assets related to lease modification	$—	$896
Decrease in operating lease liabilities due to lease modification	$—	$896
Deferred issuance costs on Series B convertible preferred stock in accounts payable and accruals	$—	$117
Deferred offering costs included in accounts payable and accruals at end of period	$27	$656

The accompanying notes are an integral part of these consolidated financial statements.

DISC MEDICINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Nature of the Business

Disc Medicine, Inc. (the “Company”) is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel treatments for patients suffering from serious hematologic disorders. The Company was incorporated in October 2017 under the laws of the State of Delaware. Its principal offices are in Watertown, Massachusetts.

Risks and Uncertainties

The Company is subject to a number of risks and uncertainties common to development stage companies in the biotechnology industry, including, but not limited to, risks associated with completing preclinical studies and clinical trials, receiving regulatory approvals for product candidates, development by competitors of new biopharmaceutical products, dependence on key personnel, reliance on third-party organizations, protection of proprietary technology, compliance with government regulations, the impact of the COVID-19 pandemic and the ability to secure additional capital to fund operations. The Company’s research and development programs will require significant additional research and development efforts, including preclinical and clinical testing and regulatory approval, prior to commercialization. Even if the Company’s product development efforts are successful, it is uncertain when, if ever, the Company will realize revenue from product sales.

Through December 31, 2021, the Company funded its operations primarily with proceeds from the sale of Series Seed convertible preferred stock (“Series Seed Preferred Stock”), Series A convertible preferred stock (“Series A Preferred Stock”) and Series B convertible preferred stock (“Series B Preferred Stock”), collectively referred to as “Preferred Stock.”

Liquidity and Going Concern

The Company has incurred recurring losses and negative cash flows from operations since inception. As of December 31, 2021, the Company had an accumulated deficit of $65.4 million. The Company expects its operating losses and negative operating cash flows to continue into the foreseeable future. There can be no assurance that the Company will ever earn revenues or achieve profitability, or if achieved, that the revenues or profitability will be sustained on a continuing basis. In addition, the Company’s preclinical and clinical development activities, manufacturing and commercialization of the Company’s product candidates, if approved, will require significant additional financing.

As of the issuance date of these consolidated financial statements, the Company expects that its existing cash and cash equivalents as of December 31, 2021 of $88.0 million will enable the Company to fund its planned operating expense and capital expenditure requirements for at least twelve months from the date of issuance of these consolidated financial statements, March 25, 2022.

The future viability of the Company is dependent on its ability to generate cash from operating activities or to raise additional capital to finance its operations.

The Company is seeking to complete an initial public offering of its common stock. Upon the closing of a qualified public offering, the Company’s outstanding convertible preferred stock will automatically convert into shares of common stock (see Note 8).

In the event that the initial public offering is not completed, the Company may seek funding through private equity financings, debt financing or collaboration agreements until it can generate sufficient operating cash flows from its operations. The terms of any financing may adversely affect the holdings or the rights of the Company’s stockholders. There is no assurance that the Company will be successful in obtaining sufficient funding on terms acceptable to the Company, if at all. If the Company is unable to obtain funding, the Company could be forced to delay, reduce or eliminate its research and development programs, product portfolio expansion or commercialization efforts, which could adversely affect its business.

2. Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The Company’s consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative accounting principles generally accepted in the United States as found in the Accounting Standard Codification (“ASC”) and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”).

The consolidated financial statements include the Company and its wholly-owned subsidiary, Disc Medicine Securities Corp. All intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of the Company’s consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. Significant estimates and assumptions reflected in these consolidated financial statements include, but are not limited to accrued research and development expenses; stock-based compensation expense; the fair value of the common stock; the fair value of the derivative liability; the incremental borrowing rate for determining lease liabilities and right-of-use assets and income taxes. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it has concluded to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates as there are changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results may differ materially from those estimates or assumptions.

Segment Information

The Company manages its operations as a single operating segment for the purposes of assessing performance and making operating decisions, resulting in a single reportable segment. The Company has assembled a portfolio of clinical and preclinical product candidates that aim to modify fundamental biological pathways associated with the formation and function of red blood cells, specifically heme biosynthesis and iron homeostasis. The Company has determined that its chief operating decision maker is its Chief Executive Officer. The Company’s chief operating decision maker reviews the Company’s financial information on a consolidated basis for purposes of allocating resources and assessing financial performance. All of the Company’s tangible assets are held in the United States.

Concentration of Credit Risk and of Significant Suppliers

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains deposits in federally insured financial institutions in excess of federally insured limits and limits its exposure to cash risk by placing its cash with high credit quality accredited financial institutions. The Company has concluded that it is not subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

The Company relies, and expects to continue to rely, on a small number of vendors to manufacture supplies and to process its product candidates for its development programs. These programs could be adversely affected by a significant interruption in the manufacturing process or supply chain.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents include cash in readily available checking and money market accounts. Cash equivalents are reflected at fair value based on quoted market prices as further described in Note 3.

Restricted Cash

The Company maintained letters of credit for the benefit of its landlords related to its leased office space in Cambridge, Massachusetts and Watertown, Massachusetts. The Company was required to maintain separate cash balances to secure its letters of credit.

The Company classified the separate cash balance related to the leased office space in Cambridge, Massachusetts as other assets (non-current) in the consolidated balance sheet as of December 31, 2020 based on the contractual release date of the restrictions on this cash. Due to the lease termination in September 2021, the letter of credit related to the leased office space in Cambridge, Massachusetts was reclassified to prepaid expenses and other current assets as of December 31, 2021. See Note 14 for more information regarding the Company’s leases.

Deferred Offering Costs

The Company capitalizes certain legal, professional accounting and other third-party fees that are directly associated with in-process equity financings as deferred offering costs until such financings are consummated. After consummation of an equity financing, these costs are recorded as a reduction of the proceeds from the offering, either as a reduction of the carrying value of the preferred stock or in stockholders’ deficit as a reduction of additional paid-in capital generated as a result of the common stock offering. Should the in-process equity financing be abandoned, the deferred offering costs would be expensed immediately as a charge to operating expenses in the consolidated statements of operations and comprehensive loss. As of December 31, 2021, the Company capitalized $1.7 million of deferred offering costs related to the Company’s planned initial public offering.

Fair Value Measurements

The Company categorizes its assets and liabilities measured at fair value in accordance with the authoritative accounting guidance that establishes a consistent framework for measuring fair value and expands disclosures for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. Fair value is defined as the exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

•	Level 1—Quoted prices (unadjusted) in active markets for identical assets or liabilities;

•	Level 2—Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable; and

•
Level 3—Unobservable inputs in which little or no market activity exists, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing.

The fair value of the Company’s cash equivalents are determined according to the fair value hierarchy described above (see Note 3). The carrying values of the Company’s prepaid expenses and other current assets, accounts payable and accrued expenses approximate their fair values due to the short-term nature of these assets and liabilities.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets.

Estimated Useful Life
Computer equipment	3.0 years
Furniture and fixtures	3.0 years

Costs for capital assets not yet placed into service are capitalized as construction-in-progress and depreciated in accordance with the above guidelines once placed into service. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is included in loss from operations. Expenditures for repairs and maintenance are expensed as incurred.

Impairment of Long-lived Assets

As required under the applicable accounting guidance, the Company periodically reevaluates the original assumptions and rationale used in the establishment of the carrying value and estimated lives of all of its long-lived assets, including property and equipment. The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. An impairment loss is recognized when the total of estimated future undiscounted cash flows, expected to result from the use of the asset and its eventual disposition, are less than its carrying amount. Impairment, if any, would be assessed using discounted cash flows or other appropriate measures of fair value. There were no impairments for the years ended December 31, 2020 and 2021.

Leases

Effective January 1, 2020, the Company adopted and accounts for its leases under ASC 842, using the modified retrospective transition approach. At the inception of an arrangement, the Company determines whether the arrangement is or contains a lease. Leases with a term greater than one year are recognized on the consolidated balance sheet as a right-of-use (“ROU”) asset and current and non-current lease liabilities, as applicable. The Company has made an accounting policy election, known as the short-term lease recognition exemption, which allows the Company to not recognize ROU assets and lease liabilities that arise from short-term leases (12 months or less) for any class of underlying asset. The Company typically only includes an initial lease term in its assessment of a lease arrangement. Options to renew or options to cancel a lease are not included in the Company’s assessment unless there is reasonable certainty that the Company will renew or will not cancel, respectively. The Company monitors its material leases on a quarterly basis.

Leases are classified at their lease commencement date, which is defined as the date on which the lessor makes the underlying asset available for use by the lessee, as either operating or finance leases based on the economic substance of the agreement. All of the Company’s leases are classified as operating leases. Operating lease liabilities and their corresponding ROU assets are recorded based on the present value of future lease payments over the expected remaining lease term. Fixed lease cost for operating leases is recognized on a straight-line basis over the lease term as an operating expense. Variable lease costs, such as common area maintenance expenses, are recognized in the period incurred. Certain adjustments to the ROU asset may be required for items such as lease prepayments or incentives received. The interest rate implicit in lease contracts is typically not readily determinable. As a result, the Company utilizes its estimated incremental borrowing rate, which reflects the estimated fixed rate at which the Company could borrow on a collateralized basis the amount of the lease payments in the same currency, for a similar term, in a similar economic environment.

The Company has elected to account for the lease and non-lease components together for existing classes of underlying assets.

Preferred Stock

The Company applies the guidance of ASC Topic 480, Distinguishing Liabilities from Equity (“ASC 480”), when determining the classification and measurement of its preferred stock. Preferred stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. The Company classifies contingently redeemable preferred stock (if any), which includes preferred stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control, as temporary equity. At all other times, the Company classifies its preferred stock in stockholders’ deficit.

The Company has classified its convertible preferred stock as temporary equity in the accompanying consolidated balance sheets due to terms that allow for redemption of the shares upon the occurrence of a contingent event that is not solely within the Company’s control. The Company did not accrete the carrying values of the preferred stock to the redemption values since the contingent event was not considered probable as of December 31, 2020 and 2021. Subsequent adjustments of the carrying values to the ultimate redemption values will be made only when it becomes probable that such an event will occur.

Research and Development Expenses

Research and development costs are expensed as incurred. Research and development expenses consist of costs incurred in performing research and development activities, including salaries and bonuses, stock-based compensation, employee benefits, facilities costs, depreciation, external costs of vendors engaged to conduct preclinical development activities and clinical trials, manufacturing expenses, as well as the costs of licensing technology.

Nonrefundable prepayments for goods or services that will be used or rendered for future research and development activities are recorded as prepaid expenses. The prepaid amounts are expensed as the related goods are delivered or the services are performed, or when it is no longer expected that the goods will be delivered or the services rendered.

If the Company acquires an asset or group of assets under an in-licensing arrangement that does not meet the definition of a business under ASC Topic 805, Business Combinations, and the acquired in-process research and development does not have an alternative future use, any related upfront license payment is expensed as incurred in accordance with guidance in ASC Topic 730, Research and Development. In general, contingent payments are recognized when it becomes probable the payment will be required. Any contingent payments that qualify as a derivative liability are recognized at fair value on the Company’s consolidated balance sheets. Annual maintenance fees under license agreements are expensed in the period in which they are incurred. Contingent payments for assets acquired are expensed as incurred or capitalized and amortized based on the nature of the associated asset at the date the payment is recognized. Royalties owed on sales of the products licensed pursuant to license agreements are expensed in the period the related revenues are recognized.

The Company has entered into various research, development and manufacturing contracts with research institutions and other companies primarily in the United States, including contracts with third-party contract research organizations and contract development and manufacturing organizations. These agreements are generally cancelable, and related costs are recorded as research and development expenses as incurred. The Company records accrued liabilities for estimated ongoing research, development and manufacturing costs and prepaid expenses for payments made in advance of work performed. When billing terms under these contracts do not coincide with the timing of when the work is performed, the Company is required to make estimates of outstanding obligations to those third parties as of period end. Any accrual estimates are based on a number of factors, including the Company’s knowledge of the progress towards completion of the research, development and manufacturing activities, invoicing to date under the contracts, communication from the research institutions and other companies of any actual costs incurred during the period that have not yet been invoiced and the costs included in the contracts. Significant judgments and estimates are made in determining the accrued balances at the end of any reporting period. Actual results may differ from the estimates made by the Company.

Patent Costs

The Company expenses all costs as incurred in connection with patent applications, including direct application fees, and the legal and consulting expenses related to making such applications due to the uncertainty about the recovery of the expenditure. These costs are included in general and administrative expenses within the Company’s consolidated statements of operations and comprehensive loss.

Stock-Based Compensation

The Company accounts for all stock-based awards granted to employees and non-employees as stock-based compensation expense at fair value. The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model, which requires inputs based on certain subjective assumptions, including the fair value of the Company’s common stock on the date of grant, the expected stock price volatility, the expected term of the option, the risk-free interest rate for a period that approximates the expected term of the option and the Company’s expected dividend yield. The fair value of each restricted stock award is estimated on the date of grant based on the fair value of the Company’s common stock on that same date. As there is no public market for its common stock, the Company determines the volatility for awards granted based on an analysis of reported data for a group of guideline companies that issued options with substantially similar terms. The expected volatility has been determined using a weighted-average of the historical volatility measures of this group of guideline companies. The Company expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. The expected term of the Company’s stock options granted to employees has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. The Company has not paid, and does not anticipate paying, cash dividends on its common stock; therefore, the expected dividend yield is assumed to be zero.

The Company recognizes compensation expense for employees and non-employees over the requisite service period, which is generally the vesting period of the respective award, based on the grant date fair value of the award. For awards that include performance-based vesting conditions expense is recognized using the accelerated attribution method when the performance condition is deemed to be probable. The Company accounts for forfeitures as they occur.

The Company classifies stock-based compensation expense in the consolidated statements of operations and comprehensive loss in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

See Note 10 for a summary of the stock-based award activity under the Company’s stock-based compensation plan.

Determination of Fair Value of Common Stock on Grant Dates

Due to the absence of an active market for the Company’s common stock, the Company and the Board were required to determine the fair value of the Company’s common stock at the time of each grant of a stock-based award. The Company estimated the fair value of its common stock utilizing methodologies in accordance with the framework of the American Institute of Certified Public Accountants’ Technical Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation. In determining the exercise prices for options granted, the Company has considered the estimated fair value of the common stock as of the measurement date. The estimated fair value of the common stock has been determined at each grant date based upon a variety of factors, including prices paid for the Company’s convertible preferred stock and the rights, preferences, and privileges of the Company’s Preferred Stock and common stock; the Company’s stage of development and status of technological developments within the Company’s research; the illiquid nature of securities in a private company; the prospects of a liquidity event; and the current business climate in the marketplace. Significant changes to the key assumptions underlying the factors used could result in different fair values of common stock at each valuation date.

The Company’s common stock valuations were prepared using either an option pricing method (“OPM”), or a hybrid method, both of which used market approaches to estimate our enterprise value. The OPM treats common stock and convertible preferred stock as call options on the total equity value of a company, with exercise prices based on the value thresholds at which the allocation among the various holders of a company’s securities changes. Under this method, the common stock has value only if the funds available for distribution to stockholders exceeds the value of the convertible preferred stock liquidation preferences at the time of the liquidity event, such as a strategic sale or a merger. A discount for lack of marketability of the common stock is then applied to arrive at an indication of value for the common stock.

The hybrid method is a probability-weighted expected return method (“PWERM”), by which the equity value in one or more scenarios is calculated using an OPM. The PWERM is a scenario-based methodology that estimates the fair value of common stock based upon an analysis of future values for the company, assuming various outcomes. The common stock value is based on the probability-weighted present value of expected future investment returns considering each of the possible outcomes available as well as the rights of each class of stock. The future value of the common stock under each outcome is discounted back to the valuation date at an appropriate risk-adjusted discount rate and probability weighted to arrive at an indication of value for the common stock. In addition to a scenario using the OPM, the hybrid method also considers an initial public offering scenario in which the shares of convertible preferred stock are assumed to convert to common stock. The future value of the common stock in the initial public offering scenario was discounted back to the valuation date at an appropriate risk adjusted discount rate. In the hybrid method, the present value indicated for each scenario was probability weighted to arrive at an indication of value for the Company’s common stock. The Company utilized significant estimates and assumptions in determining the fair value of its equity and equity-based awards.

Comprehensive Loss

Comprehensive loss includes net loss, as well as other changes in stockholders’ deficit that result from transactions and economic events other than those with stockholders. The Company’s comprehensive loss was equal to net loss for the years ended December 31, 2020 and 2021.

Income Taxes

Income taxes have been accounted for using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates applicable to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. A valuation allowance against deferred tax assets is recorded if, based upon the weight of all available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. Since the Company has generated operating losses and expects to continue to incur future losses, the net deferred tax assets have been fully offset by a valuation allowance.

The Company accounts for income taxes in accordance with authoritative accounting guidance which states the impact of an uncertain income tax position is recognized at the largest amount that is “more likely than not” to be sustained upon audit by the relevant taxing authority. There are no unrecognized tax benefits included in the Company’s consolidated balance sheets at December 31, 2020 or 2021. The Company’s practice is to recognize interest and penalties related to income tax matters in income tax expense. The Company has not recognized interest or penalties in its consolidated statements of operations and comprehensive loss since inception.

The Company files income tax returns in the United States and in Massachusetts. The Company’s income tax returns are subject to review and tax assessment from an income tax examination. As of December 31, 2021, the Company was not under examination by the Internal Revenue Service or other jurisdictions for any tax year.

Net Loss Per Share

Net loss per share attributable to common stockholders is calculated using the two-class method, which is an earnings allocation formula that determines net loss per share for the holders of the Company’s common shares and participating securities. The Company’s Preferred Stock contains participation rights in any dividend paid by the Company and is deemed to be a participating security. Net income attributable to common stockholders and participating preferred shares are allocated to each share as if all of the earnings for the period had been distributed. The participating securities do not include a contractual obligation to share in losses of the Company and are not included in the calculation of net loss per share in the periods in which a net loss is recorded. Net loss attributable to common stockholders is equal to the net loss for the period.

Diluted net loss per share is computed using the more dilutive of (a) the two-class method or (b) the treasury stock method and if-converted method. The Company allocates earnings first to preferred stockholders based on dividend rights and then to common and preferred stockholders based on ownership interests. The weighted-average number of common shares included in the computation of diluted net loss gives effect to all potentially dilutive common equivalent shares, including outstanding stock options and Preferred Stock. Common stock equivalent shares are excluded from the computation of diluted net loss per share if their effect is antidilutive. In periods in which the Company reports a net loss attributable to common stockholders, diluted net loss per share attributable to common stockholders is generally the same as basic net loss per share attributable to common stockholders since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive.

Subsequent Events

The Company considers events or transactions that occur after the consolidated balance sheet date but prior to the issuance of the consolidated financial statements to provide additional evidence for certain estimates or to identify matters that require additional disclosure. The Company has evaluated events occurring after the date of its consolidated balance sheet, through March 25, 2022, the date these consolidated financial statements were available to be issued. See Note 15.

Recently Adopted Accounting Pronouncements

In August 2018, the FASB issued ASU No. 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Topic 350): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. This standard requires capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). The Company adopted ASU 2018-15 on January 1, 2021 using the prospective method. The adoption of this standard did not have a material effect on the Company’s financial position, results of operations or disclosures.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This standard removes certain exceptions for investments, intra-period allocations and interim calculations, and adds guidance to reduce complexity in accounting for income taxes. The Company adopted ASU 2019-12 on January 1, 2021 using the prospective method. The adoption of this standard did not have a material effect on the Company’s financial position, results of operations or disclosures.

In August 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. This standard amends the guidance on convertible instruments and the derivatives scope exception for contracts in an entity’s own equity and improves and amends the related earnings per share guidance for both subtopics. The Company early adopted ASU 2020-06 on January 1, 2021 using a modified retrospective approach. The adoption of this standard did not have a material effect on the Company’s financial position, results of operations or disclosures.

Recently Issued Accounting Pronouncements Not Yet Adopted

In June 2016, the FASB issued ASU No. 2016-13, Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This standard changes how companies account for credit losses for most financial assets and certain other instruments. For trade receivables, loans and held-to-maturity debt securities, companies will be required to recognize an allowance for credit losses rather than reducing the carrying value of the asset. The amendments in this standard should be applied on a modified retrospective basis to all periods presented. For public business entities that meet the definition of a U.S. Securities and Exchange Commission (“SEC”) filer, excluding entities eligible to be smaller reporting companies as defined by the SEC, the standard is effective for fiscal calendar years beginning January 1, 2020, including interim periods within those fiscal years. For all other entities, the standard is effective for fiscal calendar years beginning January 1, 2023. Early adoption is permitted. The Company is currently evaluating the impact of this new guidance but does not expect the impact of adopting this standard to be material to its consolidated financial statements and disclosures.

3. Fair Value Measurements

The following tables present information about the Company’s assets and liabilities that are regularly measured and carried at fair value on a recurring basis and indicate the level within the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value, which is described further within Note 2.

Financial assets and liabilities measured at fair value on a recurring basis are summarized as follows (in thousands):

	December 31, 2020
	Level 1	Level 2	Level 3
Assets
Money market fund in cash and cash equivalents	$216	$—	$—
Total	$216	$—	$—

	December 31, 2021
	Level 1	Level 2	Level 3
Assets
Money market funds in cash and cash equivalents	$86,119	$—	$—
Total	$86,119	$—	$—
Liabilities
Derivative liability	$—	$—	$6,450
Total	$—	$—	$6,450

The fair value of the Company’s cash equivalents, consisting of money market funds, is based on quoted market prices in active markets with no valuation adjustment. There have been no impairments of the Company’s assets measured and carried at fair value during the years ended December 31, 2020 and 2021. In addition, there were no changes in valuation techniques or transfers between Level 1 and Level 2 financial assets during the years ended December 31, 2020 and 2021. The Company did not have any non-recurring fair value measurements on any assets or liabilities during the years ended December 31, 2020 and 2021.

In May 2021, the Company entered into a license agreement (the “Roche Agreement”) with F. Hoffmann-La Roche Ltd. and Hoffmann-La Roche Inc. (together, “Roche”) pursuant to which Roche granted the Company an exclusive and sublicensable worldwide license under certain patent rights and know-how to develop, manufacture and commercialize certain compounds (the “Compounds”) as further described in Note 7. The Company recognized a liability in connection with the Roche Agreement which includes an obligation to issue a variable number of shares of the Company’s common stock to Roche for no additional consideration upon the Company’s completion of an initial public offering or certain merger transactions, a “Roche Qualified Transaction.” The number of shares of common stock to be issued to Roche was estimated to be approximately 2.85% of the outstanding shares of common stock of the Company as of immediately after the completion of a Roche Qualified Transaction. The Company has determined that the obligation to issue common stock upon completion of a Roche Qualified Transaction represents a liability classified financial instrument. The liability is measured at fair value as of each reporting date and the change in the fair value for the period is recorded in the consolidated statements of operations in the change in fair value of derivative liability. The fair value measurement of the derivative liability is classified as Level 3 under the fair value hierarchy as it has been valued using certain unobservable inputs. These inputs include: (1) the Company’s fair value upon completion of a Roche Qualified Transaction and (2) the probability of the Company completing a Roche Qualified Transaction. The probability of the Company completing a Roche Qualified Transaction was low double-digits upon the execution of the Roche Agreement, adjusted periodically based on the Company’s progress towards a Roche Qualified Transaction. Significant increases or decreases in any of those inputs could result in a significantly lower or higher fair value measurement.

The following table provides a summary of changes in fair value of the Level 3 liabilities related to the Roche Agreement (in thousands):

Level 3 Rollforward
Balance at December 31, 2020	$—
Fair value recognized upon execution of Roche license agreement	1,400
Change in fair value of derivative liability	5,050
Balance at December 31, 2021	$6,450

4. Cash, Cash Equivalents and Restricted Cash

Cash, cash equivalents and restricted cash consisted of the following (in thousands):

	December 31,
	2020	2021
Cash and cash equivalents	$25,825	$88,036
Restricted cash	61	177
Total cash, cash equivalents and restricted cash as shown on the consolidated statements of cash flows	$25,886	$88,213

5. Property and Equipment, Net

Property and equipment, net consisted of the following (in thousands):

	December 31,
	2020	2021
Computer equipment	$42	$69
Furniture and fixtures	52	93
Less: Accumulated depreciation	(24)	(56)
Property and equipment, net	$70	$106

6. Accrued Expenses

Accrued expenses consisted of the following (in thousands):

	December 31,
	2020	2021
Accrued research and development	$1,269	$2,297
Accrued employee-related expenses	727	1,177
Accrued professional fees	415	601
Accrued other	26	21
Total accrued expenses	$2,437	$4,096

7. Development and License Agreements

License Agreement and Master Service Agreement with Aurigene Discoveries Technology Limited (“Aurigene”)

In February 2018, the Company entered into a license agreement with Aurigene, pursuant to which Aurigene granted the Company an exclusive worldwide license, with the right to grant sublicenses, to certain Aurigene intellectual property. Concurrent with the execution of the Aurigene license agreement, the parties entered into a master services agreement, which provides for Aurigene to provide future development services to the Company on a full-time equivalent cost basis and consumable costs incurred basis.

Pursuant to the license agreement, the Company agreed to pay an upfront fee of $0.1 million and annual maintenance fees up to $0.2 million for the licensed intellectual property. The Company may also be obligated to make future milestone payments of up to $7.1 million for the first licensed product based on the achievement of certain development and regulatory milestones. The term of the license agreement expires on a licensed product-by-licensed product and country-by-country basis on the expiration of the last-to-expire valid claim under the licensed intellectual property rights in such country. The Company can terminate the agreement, for convenience, with 90 days’ notice to Aurigene. The agreement can also be terminated by either party due to insolvency or by Aurigene due to a material breach after a specified cure period.

During the years ended December 31, 2020 and 2021, the Company recorded research and development expense of $2.5 million and $1.7 million, respectively, related to its arrangements with Aurigene.

License and Stock Purchase Agreement with AbbVie Deutschland GmbH & Co. KG (“AbbVie”)

In September 2019, the Company entered into an agreement with AbbVie, pursuant to which AbbVie granted the Company an exclusive license, with the right to grant sublicenses, to certain AbbVie intellectual property.

Under this agreement, the Company paid a non-refundable, non-creditable upfront fee of $0.6 million. The Company is also obligated to make future payments upon the achievement of certain development, commercialization and sales-based milestones up to $18.0 million, $45.0 million and $87.5 million, respectively on a licensed product-by-licensed product basis. In addition, the Company is also obligated to pay royalties based on net sales of the licensed products on a licensed product-by-licensed product and country-by-country basis. As of December 31, 2021, none of the milestones had been achieved.

The Company’s royalty obligation expires on a licensed product-by-licensed product and country-by-country basis upon the expiration of the last-to-expire valid claim under the licensed intellectual property rights in such country. Unless terminated earlier, the agreement expires upon the expiration of the Company’s royalty obligation for all licensed products. AbbVie can terminate the agreement if the Company fails to make any payments within a specified period after receiving written notice of such failure, or in the event of a material breach by the Company and failure to cure such breach within a certain period of time.

As part of the arrangement, the Company entered into a stock purchase agreement with AbbVie in September 2019, pursuant to which the Company agreed to issue 4,336,841 shares of the Company’s common stock to AbbVie, with 2,295,174 shares vesting immediately and 2,041,667 shares subject to a performance condition tied to the second and third subsequent closings of the Company’s Series A Preferred Stock financing. During the year ended December 31, 2020, the performance conditions were met and the remaining 2,041,667 shares vested, resulting in research and development expense of $0.2 million equal to the grant date fair value.

License Agreement with Roche

In connection with the Roche Agreement, the Company paid Roche an upfront, non-refundable exclusivity payment of $0.5 million in March 2021. Upon execution of the Roche Agreement in May 2021, the Company paid Roche an additional upfront, non-refundable payment of $4.0 million.

The Company is obligated to make contingent payments to Roche totaling up to $205.0 million upon achievement of certain development, regulatory and commercial milestones. Roche is also eligible to receive tiered royalties on net sales of commercialized products, at rates ranging from high single-digits to high teens.

In addition, the Company is obligated to issue shares of the Company to Roche in connection with the completion of a Roche Qualified Transaction as defined by the Roche Agreement. The number of shares of common stock to be issued to Roche was estimated to be approximately 2.85% of the outstanding shares of common stock of the Company as of immediately after the completion of a Roche Qualified Transaction, including the exercise by the underwriters thereof of any overallotment option. The Company has determined that the obligation to issue common stock upon completion of a Roche Qualified Transaction represents a liability classified financial instrument. The resulting liability is initially recorded at fair value in research and development expense, with gains and losses arising from changes in fair value recognized in other income (expense), net in the consolidated statement of operations and comprehensive loss at each period while the instrument is outstanding.

In the event that certain partnership or change of control arrangements occur prior to a Roche Qualified Transaction, the Company will pay Roche an upfront royalty based on a percentage of the net proceeds from the arrangement attributable to the Compounds ranging from low to mid- teens.

During the year ended December 31, 2021, the Company recorded research and development expense of $5.9 million related to the Roche Agreement, comprised of the upfront payment of $4.5 million and the initial fair value of the derivative liability of $1.4 million. During the year ended December 31, 2021, the Company recorded additional expense of $5.1 million from the change in fair value of the derivative liability within other income (expense), net.

8. Convertible Preferred Stock

In September 2019, the Company entered into a Series A Preferred Stock Purchase Agreement to issue an aggregate of 41,666,666 shares of Series A Preferred Stock at a price of $1.20 per share for total gross cash proceeds of $50.0 million in three tranches. The Company evaluated the terms of the Series A Preferred Stock and concluded that the investors’ right to acquire additional shares of Series A Preferred Stock was not legally detachable and therefore was not required to be separated from the Series A Preferred Stock.

During the year ended December 31, 2019, the Company closed the initial tranche, in which the Company issued and sold 12,499,999 shares of Series A Preferred Stock at $1.20 per share less issuance costs of $0.2 million for net proceeds of $14.8 million.

During the year ended December 31, 2020, the Company closed the second and third tranches, in which the Company issued and sold an aggregate of 29,166,667 shares of Series A Preferred Stock at $1.20 per share for total net proceeds of $35.0 million.

During the year ended December 31, 2021, the Company issued and sold 37,499,999 shares of Series B Preferred Stock to existing and new preferred stockholders at a price of $2.40 per share for cash proceeds of $89.7 million, net of issuance costs of $0.3 million.

The Preferred Stock consisted of the following (in thousands, except share amounts):

	December 31, 2020
	Preferred Stock Authorized	Preferred Stock Issued and Outstanding	Carrying Value	Liquidation Value	Common Stock Issuable Upon Conversion
Series Seed	5,000,000	5,000,000	$2,350	$5,000	5,000,000
Series A	41,666,666	41,666,666	49,762	50,000	41,666,666
Total	46,666,666	46,666,666	$52,112	$55,000	46,666,666

	December 31, 2021
	Preferred Stock Authorized	Preferred Stock Issued and Outstanding	Carrying Value	Liquidation Value	Common Stock Issuable Upon Conversion
Series Seed	5,000,000	5,000,000	$2,350	$5,000	5,000,000
Series A	41,666,666	41,666,666	49,762	50,000	41,666,666
Series B	37,499,999	37,499,999	89,744	90,000	37,499,999
Total	84,166,665	84,166,665	$141,856	$145,000	84,166,665

The Preferred Stock have the following rights and preferences:

Dividends

The holders of the Preferred Stock are entitled to receive noncumulative dividends when and if declared by the Board at the rate per annum of eight percent (8%) of the applicable Original Issue Price, which is $1.00 per share for the Series Seed Preferred Stock, $1.20 per share for the Series A Preferred Stock, and $2.40 per share for the Series B Preferred Stock. Preferred Stock dividends will be paid in preference and in priority to any dividends on common stock. If the Company declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Company, the dividend payable to the holders of the Preferred Stock will be based on the number of common shares the Preferred Stock would convert into. There have been no dividends declared by the Board through December 31, 2021.

Liquidation Preference

In the event of any liquidation, dissolution, or winding up of the Company (“Liquidation Event”), the holders of Series A and Series B Preferred Stock are entitled to receive prior and in preference to the holders of common stock and Series Seed Preferred Stock, an amount equal to an amount per share of Series A and Series B Preferred Stock equal to the Original Issue Price plus all declared and unpaid dividends on the Series A and Series B Preferred Stock. If the assets and funds available to be distributed to all holders of Series A and Series B Preferred Stock are insufficient to permit the payment, in full, of any of the liquidation preferences, then the entire assets and funds legally available for distribution to the Series A and Series B Preferred Stock shall be distributed ratably among the holders of Series A and Series B Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

After the payment of the full liquidation preference of the Series A and Series B Preferred Stock as set forth above, the holders of shares of Series Seed Preferred Stock are entitled to receive an amount per share of Series Seed Preferred Stock equal to the Original Issue Price plus all declared and unpaid dividends on the Series Seed Preferred Stock. If the assets and funds available to be distributed to all holders of Series Seed Preferred Stock are insufficient to permit the payment, in full, of any of the liquidation preferences, then the entire assets and funds legally available for distribution to the Series Seed Preferred Stock shall be distributed ratably among the holders of Series Seed Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled or when the remaining capital is distributed.

After the payment of all preferential amounts related to the holders of Preferred Stock, the remaining assets of the Company will be distributed pro rata to the holders of the Preferred Stock and common stock as if the Preferred Stock had converted at the time of the Liquidation Event. Preferential amounts to the holders of Preferred Stock are capped at 2.5 times the applicable Original Issue Price per share plus any dividends declared but unpaid or the amount such holder would have received if all shares had been converted to common stock immediately prior to the Liquidation Event.

Conversion

As of December 31, 2021, the shares of Preferred Stock are convertible into equal shares of common stock, at the conversion price in effect at the time of such conversion, (a) at any time upon the written consent of the holders of a majority of the outstanding shares of the Preferred Stock and at least one holder of Series B Preferred Stock that owns at least 4,166,666 shares of Series B Preferred Stock and that did not purchase any shares of Series A Preferred Stock as part of the Series A Agreement or (b) immediately upon the closing of a Qualified Public Offering at a price per share of at least $3.00 per share (as adjusted for certain dilutive events) that results in gross proceeds to the Company of at least $50.0 million.

Voting Rights

The Preferred Stock vote together with the common stock on an as-converted basis, and not as a separate class, except for matters as defined by the Certificate of Incorporation which require the written consent or affirmative votes of the holders of a majority of the outstanding shares of the Preferred Stock and at least one holder of Series B Preferred Stock that owns at least 4,166,666 shares of Series B Preferred Stock and that did not purchase any shares of Series A Preferred Stock as part of the Series A Agreement. For any transactions that affect the priority of the Series A or Series B Preferred Stock, a majority of Series A or Series B Preferred Stock is required, respectively.

Redemption

The Preferred Stock is not redeemable at the option of the holders thereof. However, the Preferred Stock is redeemable upon the occurrence of certain contingent events, unless otherwise determined by the holders.

As it relates to the redemption upon the occurrence of a contingent event, the Company evaluated the Preferred Stock in accordance with the guidance in ASC 480 and determined that the redemption upon the occurrence of a contingent event is not solely within the Company’s control and accordingly classified the Preferred Stock in temporary equity. The Preferred Stock is not currently redeemable, nor is it currently probable that the instruments will become redeemable, and therefore the instruments are not being accreted to redemption value.

9. Common Stock

As of December 31, 2021, the authorized capital stock of the Company included 108,108,833 shares of common stock, $0.0001 par value per share. The voting, dividend and liquidation rights of the holders of the Company’s common stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth above. Each share of common stock entitles the holder to one vote, together with the holders of the Preferred Stock, on all matters submitted to the stockholders for a vote.

The Company has reserved the following shares of common stock for potential conversion of outstanding Preferred Stock and exercise of stock options:

	December 31,
	2020	2021
Series Seed convertible preferred stock	5,000,000	5,000,000
Series A convertible preferred stock	41,666,666	41,666,666
Series B convertible preferred stock	—	37,499,999
Stock options	8,405,025	13,289,901
Total	55,071,691	97,456,566

10. Stock-Based Compensation

2017 Stock Option and Grant Plan

The Company adopted the 2017 Stock Option and Grant Plan (the “Plan”) in November 2017 reserving shares of common stock for issuance to employees, directors, and consultants. The Plan allows for the grant of incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards and other stock awards. Recipients of stock options or stock appreciation rights shall be eligible to purchase shares of the Company’s common stock at an exercise price equal to the estimated fair market value of such stock on the date of grant. The exercise price may be less than fair market value if the stock award is granted pursuant to an assumption or substitution for another stock award in the event of a merger or sale of the Company. The maximum term of options granted under the Plan is ten years, and stock options typically vest over a four-year period. The Board may assign vesting terms to the stock options grants as deemed appropriate. The Company also has the right of first refusal to purchase any proposed disposition of shares issued under the Plan. As it relates to restricted stock awards, the Company has the option to repurchase any unvested shares at the original purchase price upon any voluntary or involuntary termination. At the discretion of the Board, unvested shares held by employees, directors and consultants may accelerate vesting in the event of a change of control of the Company unless assumed or substituted by the acquirer or surviving entity.

The number of shares of common stock reserved for issuance as of December 31, 2020 and 2021 was 9,724,496 and 16,216,325, respectively. Options available for grant were 1,120,784 and 2,261,827 at December 31, 2020 and 2021, respectively.

Stock Options

For purposes of calculating stock-based compensation, the Company estimates the fair value of stock options using the Black-Scholes option-pricing model. This model incorporates various assumptions, including the expected volatility, expected term, and interest rates.

The Company historically has been a private company and lacks company-specific historical and implied volatility information. Therefore, it estimates its expected stock volatility based on the historical volatility of a publicly traded set of peer public companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the option. For options with service-based vesting conditions, the expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The expected dividend yield of 0% is based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.

The following table summarizes stock option activity for the year ended December 31, 2021.

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (In Years)	Aggregate Intrinsic Value (In Thousands)
Outstanding at December 31, 2020	8,405,025	$0.18	9.30	$962
Granted	6,768,153	$1.01
Exercised	(465,910)	$0.15
Forfeited	(1,355,706)	$0.21
Expired	(61,661)	$0.27
Outstanding at December 31, 2021	13,289,901	$0.60	8.98	$13,027
Exercisable at December 31, 2021	3,167,571	$0.24	8.35	$4,260

The aggregate intrinsic value of options is calculated as the difference between the exercise price of the stock options and the fair value of the Company’s common stock for those stock options that had exercise prices lower than the fair value of the common stock as of the end of the period. The aggregate intrinsic value of stock options exercised during the year ended December 31, 2021 was $0.3 million.

The weighted-average assumptions used to estimate the fair value of stock options granted were as follows:

	Year Ended December 31,
	2020	2021
Risk-free interest rate	0.58%	0.95%
Expected term (in years)	6.00	6.00
Expected volatility	62%	59%
Expected dividend yield	0%	0%
Fair value per share of common stock	$0.20	$1.01

The weighted-average grant date fair value of options granted in the years ended December 31, 2020 and 2021 was $0.11 and $0.55 per share, respectively.

The total fair value of options vested during the year ended December 31, 2021 was $0.4 million.

Shares of Restricted Common Stock

As of December 31, 2021, the Company had issued a total of 575,392 shares of restricted common stock to the founders of the Company pursuant to subscription agreements and to certain key employees pursuant to the Plan at $0.0001 per share. The stock restrictions relate to the sale and transferability of the stock and lapse over the defined vesting period in the restricted stock agreement. The vesting period is generally contingent upon continued employment or consulting services being provided to the Company. In the event of termination, the Company has the right, but not the obligation to repurchase the unvested shares at the original purchase price.

A summary of restricted common stock activity is as follows:

	Year Ended December 31,
	2020	2021
Unvested at the beginning of the year	371,429	227,581
Vested	(143,848)	(134,807)
Unvested at the end of the year	227,581	92,774

As of December 31, 2021, the unrecognized stock-based compensation expense related to restricted common stock is expected to be recognized over a weighted-average period of 1.07 years.

Stock-Based Compensation Expense

Total stock-based compensation expense recorded as research and development and general and administrative expenses, respectively, for employees, directors and non-employees is as follows (in thousands):

	Year Ended December 31,
	2020	2021
Research and development	$62	$223
General and administrative	61	284
Total stock-based compensation expense	$123	$507

As of December 31, 2021, the total unrecognized stock-based compensation expense related to outstanding awards was $3.8 million and is expected to be recognized over a weighted-average period of 3.11 years.

11. Income Taxes

A reconciliation of the U.S. federal statutory income tax rate to the Company’s effective income tax rate is as follows:

	Year Ended December 31,
	2020	2021
Federal statutory income tax rate	21.0%	21.0%
State income taxes, net of federal benefit	6.8	7.3
Federal and state research and development tax credits	2.4	1.3
Other	(0.1)	(0.3)
Change in deferred tax asset valuation allowance	(30.1)	(29.3)
Effective income tax rate	0%	0%

For the years ended December 31, 2020 and 2021, no income tax expense was recorded due to the Company’s net operating loss (“NOL”) and full valuation allowance.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Company’s net deferred income taxes are as follows (in thousands):

	December 31,
	2020	2021
Deferred tax assets:
Net operating loss carryforwards	$8,407	$15,128
Capitalized licenses	283	3,214
Tax credits	763	1,639
Operating lease liabilities	287	452
Stock-based compensation	11	34
Total deferred tax assets	9,751	20,467
Valuation allowance	(9,448)	(19,997)
Total deferred tax assets, net of valuation allowance	303	470
Deferred tax liabilities:
Operating right-of-use assets	(288)	(448)
Depreciation	(15)	(22)
Total deferred tax liabilities	(303)	(470)
Net deferred tax assets	$—	$—

The Company has had no income tax expense due to operating losses incurred since inception. The Company’s losses before income taxes consist solely of losses from domestic operations. The Company evaluated the positive and negative evidence bearing upon the reliability of its deferred tax assets. Based on this, the Company has provided a valuation allowance for the full amount of the net deferred tax assets as the realization of the deferred tax assets is not determined to be more likely than not. During 2021, the valuation allowance increased by $10.5 million primarily due to the increase in the Company’s net operating loss and tax credit carryforwards during the period.

As of December 31, 2021, the Company had $55.5 million and $54.9 million of federal and state operating loss carryforwards, respectively. Substantially all of the federal NOLs are not subject to expiration and the state NOLs begin to expire in 2037. These loss carryforwards are available to reduce future federal taxable income, if any. As of December 31, 2021, the Company also had federal and state research and development tax credit carryforwards of $1.1 million and $0.7 million respectively, to offset future income taxes, which will begin to expire beginning in December 2032. These loss carryforwards are subject to review and possible adjustment by the appropriate taxing authorities.

Utilization of the Company’s NOL carryforwards and research and development credit carryforwards may be subject to a substantial annual limitation due to ownership change limitations that have occurred previously or that could occur in the future in accordance with Section 382 of the Internal Revenue Code of 1986 (“Section 382”) as well as similar state provisions. These ownership changes may limit the amount of NOL and research and development credit carryforwards that can be utilized annually to offset future taxable income and taxes, respectively. In general, an ownership change as defined by Section 382 results from transactions increasing the ownership of certain stockholders or public groups in the stock of a corporation by more than 50% over a three-year period. Since its formation, the Company has raised capital through the issuance of capital stock on several occasions. These financings could result in a change of control as defined by Section 382. The Company has not yet conducted an analysis under Section 382 to determine if historical changes in ownership through December 31, 2021, would limit or otherwise restrict its ability to utilize its NOL and research and development credit carryforwards. In addition, future changes in ownership occurring after December 31, 2021 could affect the limitation in future years, and any limitation may result in expiration of a portion of the NOL or research and development credit carryforwards before utilization.

On December 18, 2015, the Protecting Americans from Tax Hikes (“PATH”) Act of 2015 was signed into law. The PATH Act has created several research and development credit provisions, including allowing a qualified small business to utilize the research credit against the employer portion of payroll tax (i.e., FICA tax) not exceeding $0.3 million per year. This provision is available for credits generated in tax years beginning after 2015. The Company qualifies as a small business for 2021 and will elect to make a small business election.

The Company follows the provisions of ASC Topic 740-10, Accounting for Uncertainty in Income Taxes, which specifies how tax benefits for uncertain tax positions are to be recognized, measured, and recorded in financial statements; requires certain disclosures of uncertain tax matters; specifies how reserves for uncertain tax positions should be classified on the consolidated balance sheets; and provides transition and interim period guidance, among other provisions. As of December 31, 2020 and 2021, the Company has not recorded any amounts for uncertain tax positions. The Company’s policy is to recognize interest and penalties accrued on any uncertain tax positions as a component of income tax expense, if any, in its consolidated statements of operations and comprehensive loss. As of December 31, 2020 and 2021, the Company had no reserves for uncertain tax positions. For the years ended December 31, 2020 and 2021, no estimated interest or penalties were recognized on uncertain tax positions.

The Company’s tax returns for the years ended December 31, 2018 to December 31, 2021 remain open and subject to examination by the Internal Revenue Service and state taxing authorities.

12. Net Loss Per Share

Basic and diluted loss per share is computed by dividing net loss attributable to common stockholders by the weighted-average common shares outstanding. The following table sets forth the computation of the Company’s basic and diluted net loss per share (in thousands, except share and per share data):

	Year Ended December 31,
	2020	2021
Numerator:
Net loss attributable to common stockholders—basic and diluted	$(20,936)	$(35,969)
Denominator:
Weighted-average common shares outstanding—basic and diluted	6,930,451	8,014,679
Net loss per share attributable to common stockholders—basic and diluted	$(3.02)	$(4.49)

The Company’s potentially dilutive securities, which include convertible preferred stock, unvested restricted common stock, and stock options, have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted-average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same. The Company excluded the following from the computation of diluted net loss per share attributable to common stockholders because including them would have had an anti-dilutive effect:

	December 31,
	2020	2021
Series Seed convertible preferred stock	5,000,000	5,000,000
Series A convertible preferred stock	41,666,666	41,666,666
Series B convertible preferred stock	—	37,499,999
Unvested restricted common stock	227,581	92,774
Options to purchase common stock	8,405,025	13,289,901

13. Commitments and Contingencies

Indemnification Agreements

In the ordinary course of business, the Company may provide indemnification of varying scope and terms to its vendors, lessors, contract research organizations, business partners and other parties with respect to certain matters including, but not limited to, losses arising out of breach of such agreements or from intellectual property infringement claims made by third parties. In addition, the Company has entered into indemnification agreements with members of its Board that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is, in many cases, unlimited. The Company has not incurred any material costs as a result of such indemnifications and is not currently aware of any indemnification claims.

Legal Proceedings

The Company, from time to time, may be party to litigation arising in the ordinary course of business. The Company was not subject to any material legal proceedings during the years ended December 31, 2020 and 2021 and, to the best of its knowledge, no material legal proceedings are currently pending or threatened.

Payments Upon Termination

The Company has entered into agreements with certain vendors for the provision of services that the Company is not contractually able to terminate for convenience and avoid any and all future obligations to the vendors. Under such agreements, the Company is contractually obligated to make certain minimum payments to the vendors, with the exact amounts in the event of termination to be based on the timing of the termination and the exact terms of the agreement.

14. Leases

In September 2021, the Company and its landlord jointly entered a termination agreement to provide an early termination date in November 2021 for its operating lease in Cambridge, Massachusetts. In addition, the landlord provided an incentive of $0.1 million. On the modification date, the Company decreased the lease liability and corresponding right-of-use asset to zero. The Company recognized the incentive as a reduction to lease expense over the remaining lease term. As of December 31, 2020 and 2021, the Company had a security deposit in the form of an irrevocable standby letter of credit in the amount of $0.1 million related to this lease, which was recorded as other assets (non-current) and prepaid expenses and other current assets on the Company’s consolidated balance sheets as of December 31, 2020 and 2021, respectively.

In October 2021, the Company entered into a five-year lease of 7,566 square feet of office space located at 321 Arsenal Street, Watertown, Massachusetts to be used as its corporate headquarters. The Company’s landlord is a related party of the Company due to its equity ownership. The lease term began in November 2021 and will end in November 2026, unless terminated earlier. The lease contains a five-year renewal option, which the Company is not reasonably certain to exercise. Fixed lease payments include base rent, subject to annual rent increases, and a management fee. Variable lease payments include the Company’s allocated share of costs incurred for real estate taxes, utilities, and other operating expenses applicable to the leased premises. In connection with the lease, the Company delivered to the landlord a security deposit in the form of an irrevocable standby letter of credit in the amount of $0.1 million, which is recorded as other assets (non-current) on the Company’s consolidated balance sheet as of December 31, 2021. Pursuant to the lease, the Company is also obligated to pay for certain administrative costs, taxes and operating expenses.

The components of lease expense were as follows (in thousands):

	Year Ended December 31,
	2020	2021
Operating lease costs	$138	$187
Short-term lease costs	25	—
Variable lease costs	2	42
Total lease expense	$165	$229

Other information related to the Company’s leases is as follows (in thousands, except term and discount rate amounts):

	Year Ended December 31,
	2020	2021
Weighted average remaining lease term	4.48 years	4.91 years
Weighted average discount rate	6.8%	5.5%
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows used in operating leases	$129	$250

A maturity analysis of the annual undiscounted cash flows reconciled to the carrying value of the operating lease liabilities as of December 31, 2021, reflective of the Company’s election to account for lease and non-lease components together, is as follows (in thousands):

Year Ending December 31,	Operating Leases
2022	$401
2023	373
2024	382
2025	394
2026	336
Total minimum lease payments	1,886
Less imputed interest	(233)
Present value of lease liabilities	$1,653

15. Subsequent Events

The Company has completed an evaluation of all subsequent events after the audited consolidated balance sheet date of December 31, 2021 through March 25, 2022, the date these consolidated financial statements were issued, to ensure that these consolidated financial statements include appropriate disclosure of events both recognized in the consolidated financial statements as of December 31, 2021, and events which occurred subsequently but were not recognized in the consolidated financial statements. The Company has concluded that no subsequent events have occurred that require disclosure.